BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC
                                     FORM OF
                           INVESTOR SERVICE AGREEMENT

     AGREEMENT made this 14th day of December, 2003, between BACAP Distributors,
LLC,   ("BACAP"),   and  the   institution   executing   this   document   below
("Institution").

     WHEREAS, BACAP acts as administrator for BACAP Alternative Multi-Strategy Fund, Inc. (the "Fund"), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the "Act") as an open-end management investment company, which may issue beneficial interests ("Interests"); and

     WHEREAS, the Fund has adopted an Investor Services Plan with respect to Interests in the Fund (the "Service Plan") that authorizes BACAP to pay fees to institutions for maintaining and providing services to investor accounts invested in the Fund; and

     WHEREAS, the Fund and BACAP desires that Institution perform certain service activities with respect to the Fund and Institution is willing to perform those services on the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, for and in consideration of the representations,  covenants
and  agreements   contained  herein  and  other  valuable   consideration,   the
undersigned parties do hereby agree as follows:

     SECTION 1. SERVICE ACTIVITIES

     In connection with providing services and maintaining investor accounts of the Fund with respect to its various customers, Institution may provide one or more of the following services:

     (a) handling Investor inquiries regarding the Fund (e.g., responding to questions concerning investments in the Fund, capital account balances and reports and tax information provided by the Fund);

     (b) assisting in the enhancement of relations and communications between Investors and the Fund;

     (c) assisting in the establishment and maintenance of Investor accounts with the Fund;

     (d) assisting in the maintenance of Fund records containing Investor information; and

     (e) providing such other information and Investor liaison services as the Distributor or the Adviser may reasonable request.

     Institution's appointment shall be nonexclusive, and BACAP may enter into similar agreements with other persons.

     SECTION 2. COMPENSATION

     (a) As compensation for Institution's service activities with respect to the Fund, BACAP shall pay Institution a fee at an annual rate not to exceed 0.25% of the month-end net assets of the Fund represented by the Investor accounts for which Institution maintains a service relationship, as agreed upon by the parties to this agreement; provided, however, that in no event will BACAP be required to make any payments for service activities in an amount greater than that which BACAP is paid by the Fund for such services.

     (b) The Payments shall be accrued and paid monthly or at such other interval as BACAP and Institution shall agree.

     (c) On behalf of the Fund, Institution may spend such amounts and incur such expenses as it deems appropriate or necessary on any service activities. Such expenses may include compensation to employees and expenses, including overhead and telephone and other communication expenses, of the Institution. Institution shall be solely liable for any expenses it incurs.

     SECTION 3. REPRESENTATIONS OF INSTITUTION

     Institution represents that:

     (a) the compensation payable to it under this Agreement in connection with the investment in the Fund of the assets of its customers: (i) will, to the extent required by law, be disclosed by Institution to its customers, and (ii) will not result in an excessive fee to Institution;

     (b) the performance of all its obligations hereunder will comply with all applicable laws and regulations, including any applicable state and federal securities laws and self-regulatory organization regulations, any requirements to deliver confirmations to its customers, the provisions of its charter documents and bylaws and all material contractual obligations binding upon Institution; and

     (c) it will promptly inform the Fund of any change in applicable laws or regulations (or interpretations thereof) or in its charter or bylaws or material contracts that would prevent or impair full performance of any of its obligations hereunder.

     SECTION 4. FUND LITERATURE

     Institution is not authorized to make any representations concerning Interests in the Fund except those contained in the appropriate then current prospectus and statement of additional information ("SAI") and printed information issued by the Fund or by BACAP as information supplemental to the prospectus. BACAP will supply Institution upon its request with prospectuses, SAIs and additional information. Any printed information furnished by BACAP other than the then current prospectus and SAI, periodic reports and proxy solicitation materials are BACAP's sole responsibility and are not the responsibility of the Fund, and the Fund shall have no liability or responsibility to Institution in these respects unless expressly assumed in connection therewith. Institution shall have no responsibility with regard to the accuracy or completeness of any of the printed information furnished by BACAP and shall be held harmless by BACAP from and against any cost or loss arising therefrom.

     SECTION 5. REPORTS

     Institution shall prepare and furnish to BACAP, at BACAP's request, written reports of the Fund identifying the activities performed by Institution and setting forth such other information as BACAP shall reasonably request.

     SECTION 6. INDEMNIFICATION

     Institution agrees to indemnify and hold harmless BACAP and the Fund from any claims, expenses, or liabilities incurred by BACAP or the Fund as a result of any act or omission of Institution in connection with its services under this Agreement except such acts or omissions in reliance upon or relative to printed materials supplied by BACAP or the Fund.

     SECTION 7. EFFECTIVENESS, DURATION AND TERMINATION

     (a) This Agreement shall become effective on the date hereof and, upon its effectiveness, shall supersede all previous agreements between the parties covering the subject matter hereof.

     (b) This Agreement may be terminated as follows:

          (i) automatically in the event of the termination of the Service Plan or Administration Agreement between the Fund and BACAP.

          (ii) automatically in the event of the assignment of this Agreement as defined in the Act; and

         (iii) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

     SECTION 8. NOTICES

     Any notice under this Agreement shall be in writing and shall be addressed and delivered, or mailed postage prepaid, to the other party's principal place of business, or to such other place as shall have been previously specified by written notice given to the other party. Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

     SECTION 9. AMENDMENTS

     This Agreement may be amended by the parties at any time. In addition, this Agreement may be amended by BACAP from time to time by the following procedure:
BACAP will mail a copy of the amendment to Institution at its principal place of business or such other address as Institution shall in writing provide to BACAP. If Institution does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of the Agreement. Institution's objection must be in writing and be received by BACAP within the thirty days.

     SECTION 10. USE OF THE FUND'S NAME

     Institution shall not use the name of the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Fund prior thereto in writing; provided however, that the approval of the Fund shall not be required for the use of the Fund's name which merely refers in accurate and factual terms to the Fund in connection with Institution's role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

     SECTION 11. LIMITATION OF INVESTOR AND MANAGER LIABILITY

     The Fund's Board of Managers and the investors of the Fund shall not be liable for any obligations of the Fund under this Agreement. Institution agrees that, in asserting any rights or claims under the Agreement, it shall look only to the assets and property of the Fund to which Institution's rights or claims relate in settlement of those rights or claims and not to the Board of Managers or the Fund.

     SECTION 12. MISCELLANEOUS

     (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

     (b) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

     (c) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

     (d) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

     (e) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both BACAP and Institution and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

     (f) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     (g) Nothing contained in this Agreement is intended to or shall require the parties to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

     (h) No affiliated person, employee, agent, director, office or manager of BACAP shall be liable at law or in equity for BACAP's obligations under this Agreement.

     (i) Each of the undersigned warrants and represents that is has full power and authority to sign this Agreement on behalf of the party indicated and that its signature will bind the party indicated to the terms hereof. Each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     (j) The terms "affiliated person" and "assignment" shall have the meanings ascribed thereto in the Investment Company Act of 1940, as amended.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

INSTITUTION                            BACAP DISTRIBUTORS, LLC
BANC OF AMERICA INVESTMENT
      SERVICES, INC.

Name of Institution


By: /s/ Ted Bowden                     By: /s/ Edward D. Bedard
    ------------------------------         ------------------------------------

Name: Ted Bowden                       Name: Edward D. Bedard
      ----------------------------           ----------------------------------

Title: SVP                             Title: Senior Vice President &
       ---------------------------            Chief Operating Officer
                                              ---------------------------------

03564.0004 #495067